Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

GoodRx Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	26,701,583 (2)	$24.59 (3)	$656,591,925.97	$92.70 per $1,000,000	$60,866.07

Total Offering Amounts					$656,591,925.97		$60,866.07

Total Fee Offsets (4)							$—

Net Fee Due							$60,866.07

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Consists of 26,701,583 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), of GoodRx Holdings, Inc. (the “Registrant”) that became issuable under the Registrant’s 2020 Incentive Award Plan (as amended, the “2020 Plan”) and the Registrant’s 2020 Employee Stock Purchase Plan (as amended, the “2020 ESPP”) on January 1, 2022.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Class A common stock as reported on The Nasdaq Stock Market LLC on February 23, 2022.

(4)	The Registrant does not have any fee offsets.